UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ONCOTHYREON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

DEAR STOCKHOLDER:

I am pleased to invite you to attend the 2012 annual meeting of stockholders of Oncothyreon Inc. to be held on Thursday, June 7, 2012, at 9:00 A.M., local time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121 for the following purposes:

1. elect as Class II directors the two nominees named in this proxy statement;

2. ratify the selection of our independent registered public accountants; and

3. transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. On or about April 27, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders. The Notice of Internet Availability contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

The board of directors unanimously believes that election of its nominees for directors and ratification of its selection of the independent registered public accountants are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the two nominees for directors and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by attending the annual meeting and voting in person. You also may vote by submitting a proxy. Voting by proxy will ensure your shares are represented at the annual meeting. Please review the voting instructions in the Notice of Internet Availability or the information forwarded by your bank, broker or other holder of record.

Sincerely,

/s/ Robert Kirkman
Robert Kirkman
President, CEO and Director

April 25, 2012

2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2012

TO THE STOCKHOLDERS OF ONCOTHYREON INC.

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Oncothyreon Inc., a Delaware corporation, will be held on June 7, 2012, at 9:00 A.M., local time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121, for the following purposes:

1. to elect the two nominees named in the attached proxy statement as Class II directors to the board of directors of Oncothyreon for a three-year term of office expiring at the 2015 annual meeting of stockholders;

2. to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012; and

3. to transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The board of directors has fixed the close of business on April 12, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection at least ten days prior to the annual meeting at our principal executive offices at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121.

We have elected to provide access to our proxy materials over the internet. Accordingly, stockholders of record at the close of business on April 12, 2012 will receive a Notice of Internet Availability of Proxy Materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about April 27, 2012.

By Order of the Board of Directors,

/s/ Julia M. Eastland
Julia M. Eastland Chief Financial Officer, Vice President of Corporate Development and Secretary

Seattle, Washington

April 25, 2012

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (206) 769-9219 OR IR@ONCOTHYREON.COM.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE FOLLOW THE PROCEDURES OUTLINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR REFER TO THE SECTION OF THE PROXY STATEMENT ENTITLED “INFORMATION CONCERNING VOTING AND SOLICITATION.”

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

YOUR VOTE IS IMPORTANT! WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY IS GREATLY APPRECIATED.

i

ii

2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

THE ONCOTHYREON 2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors of Oncothyreon Inc., a Delaware corporation (the “Company”), is providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and access to these proxy materials to you in connection with the solicitation of proxies for use at the 2012 annual meeting of stockholders to be held on Thursday, June 7, 2012, at 9:00 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

The Notice of Internet Availability will be sent to stockholders of record and beneficial stockholders starting on or around April 27, 2012. The Proxy materials, including the Notice of Annual Meeting, Proxy Statement, and 2011 Annual Report, will be made available to stockholders on the Internet on April 27, 2012.

Notice of Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet rather than printing and mailing them to all shareholders. We believe electronic delivery will expedite the receipt of these materials, reduce the environmental impact of our annual meeting materials and will help lower our costs. Therefore, the Notice of Internet Availability will be mailed to stockholders starting on or around April 27, 2012. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions.

In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. Choosing to receive your future proxy material by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy material by e-mail will remain in effect until you terminate it.

Please note that, while our proxy materials are available at www.envisionreports.com/ONTY referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock, $0.0001 par value as of the close of business on April 12, 2012. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on April 12, 2012, 57,125,607 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. One-third of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.

Voting of Shares and Revocation of Proxy

Stockholders of record as of the close of business on April 12, 2012 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the annual meeting. You may vote by attending the annual meeting and voting in person. You also may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

You may vote in several different ways:

By Internet — Stockholders of record with Internet access may submit proxies until 11:59 p.m., Eastern Time, on June 6, 2012, by following the “Vote by Internet” instructions described in the Notice of Internet Availability or by following the instructions at www.envisionreports.com/ONTY. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability. Confirmation that your voting instructions have been properly recorded will be provided.

By telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability or the voting instructions provided by your broker, bank or nominee explaining this procedure. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By mail — You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Regardless of the way in which you vote, if you submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of both of the director nominees and (ii) in favor of ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by: (i) sending to our corporate secretary at our principal executive office at 2601 Fourth Avenue, Suite 500, Seattle, WA 98121, a written notice of revocation; (ii) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method); or (iii) attending the annual meeting in person and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Required Vote

Proposal No. One: The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the two director nominees who receive the highest number of affirmative “FOR” votes will be elected to the board.

Proposal No. Two: The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matter, are necessary to ratify the appointment of Ernst & Young LLP.

Counting of Votes

Proposal No. One: You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board. In the election of directors, the two director nominees receiving the highest number of affirmative “FOR” votes will be elected to the board.

Proposal No. Two: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify our independent registered accounting firm. Abstentions will not be counted as voting on a proposal and has the same effect as a vote against that proposal.

If you do not provide voting instructions to your broker or other nominee on non-routine items (our Proposal One), such shares cannot be voted and will be considered “broker non-votes,” rather than votes “for” or “against.”

A representative of Computershare Limited, our transfer agent, will tabulate votes and act as independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Because no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, if you vote to abstain in all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the annual meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this matter. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Similarly, your bank or broker will not be able to vote your uninstructed shares with respect to the approval of the compensation of our named executive officers and approval of the three-year frequency of the advisory vote on executive compensation. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our offices at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 for the ten days prior to the annual meeting, and also at the annual meeting.

Stockholder Proposals for the 2013 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2013 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 27, 2012. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, a stockholder’s written notice must be delivered to or mailed and received at our principal executive offices no later than the close of business on December 27, 2012.

Attending the Annual Meeting

Our annual meeting will begin promptly at 9:00 a.m., local time, on Thursday, June 7, 2011, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121.

Directions to the Hotel Andra from the Seattle-Tacoma International Airport are as follows:

1.	Head north on Interstate 5 to Exit 165 for Seneca Street;

2.	Turn left on Seneca Street;

3.	Turn right on Fourth Avenue (destination is on the right).

All stockholders should be prepared to present photo identification for admission to the annual meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 at (206) 801-2112.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

General

As of the date of this proxy statement, our board of directors is composed of six directors. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from the board of directors until such director’s term expires.

Our board of directors is divided into three classes of directors, serving staggered three-year terms, as follows:

•	Class II directors consist of Christopher Henney and W. Vickery Stoughton, whose terms will expire at this annual meeting of stockholders;

•	Class III directors consist of Richard Jackson and Robert Kirkman, whose terms will expire at the 2013 annual meeting of stockholders; and

•	Class I directors consist of Daniel Spiegelman and Douglas Williams, whose terms will expire at the 2014 annual meeting of stockholders.

Directors for a class whose terms expire at a given annual meeting will be up for re-election for three-year terms at that meeting. Each director’s term will continue until the election and qualification of his successor, or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of management. There are no family relationships among any of our directors or executive officers.

Information concerning our incumbent directors is set forth below. Unless otherwise indicated, each position with Oncothyreon described in each director’s biography below refers to a position currently with Oncothyreon and, prior to December 10, 2007, with Biomira Inc., our predecessor corporation. On December 10, 2007, Oncothyreon became the successor corporation to Biomira by way of a plan of arrangement effected pursuant to Canadian Law.

Nominees for Class II Directors Election at the 2012 Annual Meeting of Stockholders

There are two nominees standing for election as Class II directors this year. Based on the report of the corporate governance and nominating committee, our board of directors has approved the nomination of Christopher S. Henney and W. Vickery Stoughton for re-election as Class II directors at the 2012 annual meeting. If elected, each of Dr. Henney and Mr. Stoughton will hold office as a Class II director until our 2015 annual meeting of stockholders.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our board of directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card or when you vote by telephone or over the Internet. The board of directors expects that the nominees will be available to serve as directors. If Dr. Henney and Mr. Stoughton become unavailable, however, the proxy holders intend to vote for any nominee designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board of directors. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Dr. Henney and Mr. Stoughton.

Information Concerning the Nominees for Election as Class II Directors

The following table sets forth information concerning the nominees for election as Class II directors at the 2012 annual meeting, including information as to the nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation During Past Five Years	Director Since
CHRISTOPHER S. HENNEY, Ph.D.	71	CHRISTOPHER S. HENNEY, Ph.D., has served as the chairman of our board of directors since September 2006 and as a member of our board of directors since March 2005. Dr. Henney is a member of our compensation and corporate governance and nominating committees. From 1995 to 2003, Dr. Henney was chairman and chief executive officer of Dendreon Corporation, a publicly-traded biotechnology company that he co-founded and from 2003 to 2005 continued as executive chairman. Dr. Henney was also a co-founder of Immunex Corporation and ICOS Corporation, both publicly-traded biotechnology companies. Our corporate governance and nominating committee believes that Dr. Henney’s qualifications for membership on the board of directors include his roles as co-founder of Dendreon, Immunex and ICOS, as well as his membership on the boards of directors of several development-stage biotechnology companies. Through his experience in working with biotechnology companies from founding until commercialization of their product candidates, Dr. Henney provides our board of directors with significant insights into the strategic, operational and clinical development aspects of the company. Dr. Henney currently serves as vice-chairman of the board of directors of Cyclacel Pharmaceuticals, Inc., a development-stage biopharmaceuticals company, chairman of the board of directors of Anthera Pharmaceuticals, Inc., a biopharmaceutical company, and chairman of the board of directors of Mymetics Corporation, a development-stage biopharmaceutical company. Dr. Henney was the chairman of SGX Pharmaceuticals, Inc., a biotechnology company acquired by Eli Lilly in 2008, and a member of the board of directors of AVI BioPharma, Inc., a biopharmaceuticals company, until June 2010. Dr. Henney received a Ph.D. in experimental pathology from the University of Birmingham, England, where he also obtained his D.Sc. for contributions in the field of immunology. In 2011, he received the honorary degree of Doctor of the University from his alma mater for contributions to the biotechnology industry. Dr. Henney is a former professor of immunology and microbiology and has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center.	2005

Name of Nominee	Age	Principal Occupation During Past Five Years	Director Since
W. VICKERY STOUGHTON, M.B.A.	66	W. VICKERY STOUGHTON, M.B.A., has been a member of our board of directors since June 1997. Mr. Stoughton is a member of our audit and compensation committees. Since September 2011, Mr. Stoughton has been the president and chief executive officer of Radia Genetics, a private gene therapy company. From August 2006 until September 2007, Mr. Stoughton served as president and chief executive officer of MagneVu Corporation, a medical devices company, which filed for bankruptcy in September 2007. From 1996 to 2002, Mr. Stoughton was chairman and chief executive officer of Careside Inc., a research and development medical devices company, which filed for bankruptcy in October 2002. From October 1995 to July 1996, Mr. Stoughton was president of SmithKline Beecham Diagnostics Systems Co., a diagnostic services and product company, and prior to October 1995 he served as president of SmithKline Beecham Clinical Laboratories, Inc., a clinical laboratory company. From 1988 until May 2008, Mr. Stoughton was a member of the board of directors of Sun Life Financial Inc., a financial services company. Our corporate governance and nominating committee believes that Mr. Stoughton’s qualifications for membership on the board of directors include his involvement in several medical device companies, his role as president of SmithKline Beecham Clinical Laboratories, and his broader business background. Through this experience, Mr. Stoughton provides our board of directors with significant insights into the operational aspects of the company. Mr. Stoughton received his B.S. in chemistry from St. Louis University and his M.B.A. from the University of Chicago.	1997

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

RICHARD JACKSON, Ph.D., age 72, has been a member of our board of directors since May 2003. Dr. Jackson is the chairman of our compensation committee and a member of our corporate governance and nominating committee. Dr. Jackson is president of Jackson Associates, LLC, a biotechnology and pharmaceutical consulting company. Since September 2006, Dr. Jackson has also been president and chief executive officer of Ausio Pharmaceuticals, LLC, a drug development company. From May 2002 to May 2003, Dr. Jackson was president, chief executive officer and chairman of the board of directors of EmerGen, Inc., a biotechnology company. From November 1998 to January 2002, Dr. Jackson served as senior vice president, research and development for Atrix Laboratories, Inc., a biotechnology company. From January 1993 to July 1998, Dr. Jackson served as senior vice president, discovery research, at Wyeth Ayerst Laboratories, the pharmaceuticals division of American Home Products Corporation. Our corporate governance and nominating committee believes that Dr. Jackson’s qualifications for membership on the board of directors include over 20 years of experience in academic medicine and over 25 years of experience at several pharmaceutical and biotechnology companies, with positions in both research and development and senior management. This experience allows Dr. Jackson to provide our board of directors with significant insights into the clinical development of our product candidates. Dr. Jackson served as a director of Inflazyme Pharmaceuticals Ltd. until 2007. Dr. Jackson received his Ph.D. in microbiology and his B.S. in chemistry from the University of Illinois.

ROBERT KIRKMAN, M.D., age 63, has served as a member of our board of directors and as our president and chief executive officer since September 2006. From 2005 to 2006, Dr. Kirkman was acting president and chief executive officer of Xcyte Therapies, Inc., which concluded a merger with Cyclacel Pharmaceuticals, Inc., both development stage biopharmaceuticals companies, in March of 2006. From 2004 to 2005, Dr. Kirkman was chief business officer and vice president of Xcyte. From 1998 to 2003, Dr. Kirkman was vice president, business development and corporate communications of Protein Design Labs, Inc., a biopharmaceuticals company. Our corporate governance and nominating committee believes that Dr. Kirkman’s qualifications for membership on the board of directors include his previous experience at development stage biotechnology companies and his position as our president and chief executive officer. Dr. Kirkman’s scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to our management team and our board of directors. Dr. Kirkman holds an M.D. degree from Harvard Medical School and a B.A. in economics from Yale University.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

DANIEL SPIEGELMAN, M.B.A., age 53, has been a member of our board of directors since June 2008. Mr. Spiegelman is the chairman of our audit committee and a member of our corporate governance and nominating committee. Mr. Spiegelman is the chief executive officer of Filtini, Inc., a start-up company developing next generation circulating tumor cell capture and analysis technology. Mr. Spiegelman is also a co-founder and the chief financial officer of Rapidscan Pharma Solutions, Inc., a start-up company that has licensed the rights to sell regadenoson in Europe and other select territories. From 1998 to 2009, Mr. Spiegelman was employed at CV Therapeutics, Inc., a biopharmaceutical company acquired in 2009 by Gilead, most recently as senior vice president and chief financial officer. From 1992 to 1998, Mr. Spiegelman was an employee at Genentech, Inc., a biotechnology company, serving most recently as its treasurer. Mr. Spiegelman also serves as a member of the board of directors of Affymax, Inc., a biopharmaceuticals company, Cyclacel Pharmaceuticals, Inc., a development-stage biopharmaceuticals company, Omeros Corporation, a clinical-stage biopharmaceutical company, Anthera Pharmaceuticals, Inc., a development-stage biopharmaceutical company, and several private biopharmaceutical companies. Our corporate governance and nominating committee believes that Mr. Spiegelman’s qualifications for membership on the board of directors include his extensive background in the financial and commercial issues facing growing biotechnology companies. Additionally, as chief financial officer of CV Therapeutics prior to its sale to Gilead Sciences, Mr. Spiegelman was involved in transitioning the company from a research and development focus to a commercial entity with two approved products. This experience allows Mr. Spiegelman to provide our board of directors with significant insights into financial strategy and organizational development. Mr. Spiegelman received his B.A. and M.B.A. from Stanford University.

DOUGLAS WILLIAMS, Ph.D., age 54, has been a member of our board of directors since October 2009. Dr. Williams serves as a member of our audit committee. Since January 2011, Dr. Williams has served as the executive vice president of research and development at Biogen IDEC Inc., a publicly-traded biotechnology company. Dr. Williams joined ZymoGenetics, Inc. in 2004 and served as executive vice president, research and development and chief scientific officer from November 2004 to July 2007, as president and chief scientific officer from July 2007 to January 2009, and as a director and chief executive officer from January 2009 until October 2010, when ZymoGenetics was acquired by Bristol-Myers Squibb. He has held senior level positions at a number of prominent biotechnology companies, including Biogen Idec, Seattle Genetics, Inc., Immunex Corporation, and Amgen, Inc. As executive vice president and chief technology officer at Immunex, Dr. Williams played a significant role in the discovery and early development of Enbrel, the first biologic approved for the treatment of rheumatoid arthritis. Our corporate governance and nominating committee believes that Dr. Williams’ qualifications for membership on the board of directors include over 20 years of experience in the biotechnology industry. During his career, Dr. Williams has been involved in the approval of three new protein therapeutics and in several label expansions. Further, through his experience as chief executive officer of ZymoGenetics, Inc., Dr. Williams provides our board of directors with significant insights into the strategic and operational issues facing our company. Dr. Williams previously served as a director of Array BioPharma Inc., a biopharmaceutical company, and Aerovance, Inc., a privately-held biopharmaceutical company, and was a director of Anadys Pharmaceuticals, Inc., a biopharmaceutical company, and Seattle Genetics, a biotechnology company. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

Vote Required and Board of Directors Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors.

The board of directors recommends that stockholders vote “FOR” the election of each of Dr. Henney and Mr. Stoughton to the board of directors.

PROPOSAL TWO

TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 2012

In November 2010, we transitioned services from Deloitte & Touche LLP, the independent registered public accounting firm previously engaged to audit our consolidated financial statements and engaged Ernst & Young LLP as our registered independent public accounting firm. Our audit committee has selected the firm of Ernst & Young LLP to conduct an audit in accordance with generally accepted auditing standards of our financial statements for the year ending December 31, 2012. A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has discussed with Ernst & Young LLP its independence from us and our management, and this discussion included consideration of the matters in the written disclosures required by the Independence Standards Board and the potential impact that non-audit services provided to us by Ernst & Young LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors.

On November 11, 2010, the audit committee of our board of directors approved the dismissal of Deloitte & Touche LLP, as the independent registered public accounting firm previously engaged to audit our consolidated financial statements.

Deloitte & Touche LLP’s report dated March 25, 2009 relating to our consolidated financial statements for the fiscal year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche LLP’s report dated May 5, 2010 relating to our consolidated financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, expressed an unqualified opinion and included explanatory paragraphs relating to our restatement and the change in accounting for licensing revenue in 2008, both as discussed in Note 2 to the consolidated financial statements set forth in our Annual Report on 10-K for the fiscal year ended December 31, 2009. An additional Deloitte & Touche LLP report, also dated May 5, 2010, relating to the effectiveness of our internal control over financial reporting as of December 31, 2009, expressed an adverse opinion on the effectiveness of our internal control over financial reporting because of two material weaknesses described below.

During the fiscal year ended December 31, 2008, the fiscal year ended December 31, 2009 and the subsequent interim period from January 1, 2010 through November 11, 2010, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its report.

There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2008 and December 31, 2009, or during the subsequent interim period through November 11, 2010, except for the existence of material weaknesses in internal control over financial reporting as of December 31, 2009 discussed below.

As discussed in Part II, Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2009, our management identified two deficiencies in connection with its review of the effectiveness of our internal control over financial reporting. Specifically, our management determined that we did not have adequately designed controls in place to ensure the appropriate accounting for and disclosure of complex transactions in accordance with U.S. GAAP, and we did not have an adequately designed and implemented risk assessment process to identify complex transactions requiring specialized knowledge in the application of U.S. GAAP. During the year ended December 31, 2010, we implemented significant changes to our internal controls over financial reporting to fully remediate these material weaknesses based on the criteria set forth in the Internal

Control — Integrated Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. Our efforts to remediate these material weaknesses and to enhance our overall control environment have been regularly reviewed with, and monitored by, the audit committee. We have fully remediated these material weaknesses and enhanced our internal control over financial reporting as of December 31, 2010.

We have authorized Deloitte & Touche LLP to respond fully to the inquiries of Ernst & Young LLP concerning these material weaknesses.

We requested that Deloitte & Touche LLP furnish us with a letter addressed to the SEC stating whether it agrees with the statements made above. That letter is attached as exhibit 16.1 to our current report on Form 8-K/A filed on November 19, 2010.

On November 15, 2010, our audit committee engaged Ernst & Young LLP as our registered independent public accounting firm. The audit committee participated in and approved the decision to engage Ernst & Young LLP.

During the fiscal year ended December 31, 2008, the fiscal year ended December 31, 2009 and the subsequent interim period from January 1, 2010 through November 15, 2010, neither we nor anyone acting on our behalf consulted with Ernst & Young LLP regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Fees Billed to Us by Ernst & Young LLP during Fiscal 2011

Audit Fees

Fees and related expenses for the 2011 audit by Ernst & Young LLP of our annual financial statements, its review of the financial statements included in our 2011 quarterly reports and other services that are provided in connection with statutory and regulatory filings totaled $363,750, of which $195,000 was billed to us in 2011. Fees and related expenses for the 2010 integrated audit by Ernst & Young LLP totaled $257,000.

Audit-Related Fees

For the years 2011 and 2010, Ernst & Young LLP billed us $130,904 and zero, respectively, for its services related to financings, acquisitions, consultations on accounting issues, and other audit-related matters.

Tax Fees

None

All Other Fees

None

Policy on Audit Committee Pre Approval of Fees

In its pre-approval policy, the audit committee has authorized our chief executive officer or our chief financial officer to engage the services of Ernst & Young LLP with respect to the following:

•

audit related services that are outside the scope of our annual audit and generally are (i) required on a project, recurring, or on a one-time basis, (ii) requested by one of our business partners (for example, a review or audit of royalty payments), or (iii) needed by us to assess the impact of a proposed accounting standard;

•	audits of the annual statutory financial statements required by the non-U.S. governmental agencies for our overseas subsidiaries;

•

accounting services related to potential or actual acquisitions or investment transactions that if consummated would be reflected in our financial results or tax returns (this does not include any due diligence engagements, which must be pre-approved by the audit committee separately); and

•	other accounting and tax services, such as routine consultations on accounting and/or tax treatments for contemplated transactions.

Notwithstanding this delegation of authorization, the audit committee pre-approves all audit and non-audit related services performed by Ernst & Young LLP. On an annual basis prior to the completion of the audit, the audit committee will review a listing prepared by management of all proposed non-audit services to be performed by the external auditor for the upcoming fiscal year, such listing to include scope of activity and estimated budget amount. The audit committee, if satisfied with the appropriateness of the services, will provide pre-approval of such services. If non-audit services are required subsequent to the annual pre-approval of services, management will seek approval of such services at the next regularly scheduled audit committee meeting. If such services are required prior to the next audit committee meeting, management will confer with the audit committee chairman regarding either conditional approval subject to full audit committee ratification or the necessity to reconvene a meeting. The audit committee has considered the non-audit services provided to us by our independent registered public accountants and has determined that the provision of such services is compatible with their independence.

All audit-related, tax and other fees were approved by the audit committee.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote will be required to approve this proposal.

The audit committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and the board of directors recommends that stockholders vote “FOR” ratification of this appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 31, 2012 by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our “named executive officers” and (iv) our directors and executive officers as a group, including shares they had the right to acquire within 60 days after March 31, 2012.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class(3)
5% Stockholders:
Ayer Capital Management, LP(4)	4,644,062	10.65%
Viking Global Investors LP(5)	3,112,250	7.14
Steven T. Newby(6)	2,550,528	5.85
Antipodean Domestic Partners LP (7)	2,302,000	5.28
Directors and Executive Officers:
Christopher Henney(8)	147,513	*
Richard Jackson(9)	20,510	*
W. Vickery Stoughton(10)	24,318	*
Daniel Spiegelman(11)	6,715	*
Douglas Williams(12)	4,639	*
Robert Kirkman(13)	840,037	1.89
Gary Christianson(14)	123,768	*
Julia Eastland(15)	42,459	*
Diana Hausman(16)	57,708	*
Scott Peterson(17)	65,466	*
All directors and executive officers as a group (10 persons)(18)	1,333,133	2.98

*	Represents less than 1% of class or combined classes.

(1)	Except as otherwise indicated, the address of each stockholder identified is c/o Oncothyreon Inc., 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)	Options and warrants exercisable within 60 days after March 31, 2012 are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(3)	Based on 43,613,107 shares of common stock issued and outstanding as of March 31, 2012.

(4)	Based on information of beneficial ownership as of April 29, 2011, included in a Schedule 13G/A filed with the SEC on May 10, 2011. The address of the Ayer Capital Management, LP is 230 California St., Suite 600, San Francisco, CA 94111.

(5)	Based on information of beneficial ownership as of December 31, 2011, included in a Schedule 13G filed with the SEC on February 14, 2012, which includes shares of common stock beneficially owned by Viking Global Investors LP and various affiliated entities and individuals. The address of Viking Global Investors LP is 55 Railroad Avenue, Greenwich, CT 06830.

(6)	Based on information of beneficial ownership as of January 30, 2012, included in a Schedule 13G/A filed with the SEC on February 3, 2012. The address of Steven T. Newby is 12716 Split Creek Court, North Potomac, MD 20878.

(7)	Based on information of beneficial ownership as of July 21, 2011, included in a Schedule 13G filed with the SEC on August 1, 2011. The address of Antipodean Domestic Partners, LP is 499 Park Avenue, New York, NY 10022.

(8)	Includes 54,591 shares of common stock that Dr. Henney has the right to acquire under outstanding options exercisable and RSUs vesting within 60 days after March 31, 2012.

(9)	Includes 3,838 shares of common stock that Dr. Jackson has the right to acquire under outstanding options exercisable and RSUs vesting within 60 days after March 31, 2012.

(10)	Includes 8,480 shares of common stock that Mr. Stoughton has the right to acquire under outstanding options exercisable and RSUs vesting within 60 days after March 31, 2012.

(11)	Shares attributable to RSUs owned are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after March 31, 2012.

(12)	Shares attributable to restricted stock units owned are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after March 31, 2012.

(13)	Includes 831,704 shares of common stock that Dr. Kirkman has the right to acquire under outstanding options exercisable within 60 days after March 31, 2012.

(14)	Includes 118,124 shares of common stock that Mr. Christianson has the right to acquire under outstanding options exercisable within 60 days after March 31, 2012.

(15)	Includes 34,375 shares of common stock that Ms. Eastland has the right to acquire under outstanding options exercisable within 60 days after March 31, 2012.

(16)	Includes 57,708 shares of common stock that Dr. Hausman has the right to acquire under outstanding options exercisable within 60 days after March 31, 2012.

(17)	Includes 55,208 shares of common stock that Dr. Peterson has the right to acquire under outstanding options exercisable within 60 days after March 31, 2012.

(18)	Includes 1,164,028 shares of common stock that can be acquired under outstanding options exercisable and RSUs vesting within 60 days after March 31, 2012.

The following table sets forth the securities authorized for issuance under Oncothyreon’s equity compensation plans.

Equity Compensation Plan Information as of December 31, 2011

The following table sets forth the securities authorized for issuance under Oncothyreon’s equity compensation plans.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(1)
Equity compensation plans approved by security holders:
Share option plan ($Cdn.)(2)	769,683	$8.07	—
Share option plan ($U.S.)(2)	1,672,042	$4.50	1,919,585
RSU plan	143,495	N.A.	200,922
Equity compensation plans not approved by security holders	—	N.A.	—
Total	2,585,220	N.A.	2,120,507

(1)	All of these are available for grants of restricted stock, restricted share units and other full-value awards, as well as for grants of stock options and stock appreciation rights.

(2)	Under the terms of the Amended and Restated Share Option Plan, the total number of shares issuable pursuant to options under the plan is 10% of the issued and outstanding shares. Shares issued upon the exercise of options do not reduce the percentage of shares which may be issuable pursuant to options under the Plan.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2011

The audit committee oversees the financial reporting process of Oncothyreon Inc. (the “Company”) on behalf of the Company’s board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and an opinion on the Company’s internal controls over financial reporting, its judgments about the Company’s accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Accounting Oversight Board in Rule 3200T. The audit committee has received from Ernst & Young LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Ernst & Young LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of Ernst & Young LLP and has concluded that such non-audit services are compatible with the independence of Ernst & Young LLP.

The audit committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee held a total of five meetings during 2011.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the 2011 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

Daniel Spiegelman, Chairman
W. Vickery Stoughton
Douglas Williams

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The board of directors is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board of directors has retained responsibility for general oversight of risks. The board of directors satisfies this responsibility through full reports by each committee chairman regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Board Leadership Structure

The positions of chief executive officer and non-executive chairman of the board are held by two different individuals (Dr. Kirkman and Dr. Henney, respectively). Pursuant to our corporate governance principles, the board of directors has established the position of non-executive chairman in order to, in part, facilitate communication between management and our non-employee directors. Our board of directors has determined that the non-executive chairman will have many of the duties and responsibilities that a “lead independent director” might have and, therefore, has determined not to designate a separate “lead independent director.” This current structure allows our chief executive officer to focus on our day-to-day business while our non-executive chairman leads the board in its fundamental role of providing advice to and independent oversight of management. The board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position given our company’s stage of development, as well as the commitment required to serve as our non-executive chairman. The board of directors will continue to assess the appropriateness of this structure as part of the board of directors’ broader succession planning process.

Board of Directors and Committee Meetings

During 2011, our board of directors met nine times and acted by unanimous written consent once. During 2011, our audit committee met five times, our compensation committee met four times, and our corporate governance and nominating committee met twice. All of our directors attended more than 75% of the aggregate of all meetings of the board of directors and of the committees on which such director served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are encouraged to attend and all of our directors attended the last annual meeting of stockholders.

Determinations Regarding Director Independence

The board of directors has determined that each of our current directors, except Dr. Kirkman, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at each quarterly board of directors meeting.

The board of directors has also determined that each member of the audit committee, the compensation committee, and the corporate governance and nominating committee meets the independence standards applicable to those committees prescribed by the NASDAQ and the SEC.

Finally, the board of directors has determined that Mr. Spiegelman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Code of Conduct

Our board of directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) for all our officers, directors, and employees in December 2003, which was last amended on March 13, 2008, and a Code of Ethics for the President and Chief Executive Officer, the Chief Financial Officer and Corporate Controller on March 25, 2003, which was subsequently amended on March 13, 2008, (the “Code of Ethics”). The Code of Conduct details the responsibilities of all our officers, directors, and employees to conduct our affairs in an honest and ethical manner and to comply with all applicable laws, rules, and regulations. The Code of Conduct addresses issues such as general standards of conduct, avoiding conflicts of interest, communications, financial reporting, safeguarding our assets, responsibilities to our customers, suppliers, and competitors, and dealing with governments. The Code of Ethics imposes additional requirements on our senior executive, financial and accounting officers with respect to conflicts of interest, accuracy of accounting records and periodic reports and compliance with laws. Each of the Code of Conduct and Code of Ethics is available on our website at www.oncothyreon.com.

Corporate Governance Guidelines

We have also adopted Corporate Governance Guidelines that outline, among other things, the role of the board of directors, the qualifications and independence of directors, the responsibilities of management, the board of directors, and the committees of the board of directors, board of directors evaluation and compensation, management succession, chief executive officer evaluation, and limitations on the authority of executive management. The Corporate Governance Guidelines are also available on our website at www.oncothyreon.com.

Committees of the Board of Directors

During 2011, our board of directors had three standing committees: the audit committee, the compensation committee (which has delegated certain responsibilities to the new employee option committee as set forth in the “Executive Compensation — Share Option Plan” section later in this proxy statement), and the corporate governance and nominating committee. All of the committee charters, as adopted by our board of directors, are available on our website at www.oncothyreon.com under “Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

We have a standing audit committee, which reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting. Our audit committee has (i) direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (ii) establishes procedures for handling complaints regarding our accounting practices, (iii) authority to engage any independent advisors it deems necessary to carry out its duties, and (iv) appropriate funding to engage any necessary outside advisors. The current members of the audit committee are Daniel Spiegelman (Chairman), W. Vickery Stoughton and Douglas Williams. The board of directors has determined that Mr. Spiegelman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee reviews and reassesses the adequacy of its charter on an annual basis.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs (other than compensation practices of our non-employee directors, which are overseen by the nominating and corporate governance committee), as more fully described in the “Executive Compensation — Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are Richard Jackson (Chairman), Christopher Henney and W. Vickery Stoughton. The Compensation Committee Report is set forth in the “Executive Compensation — Compensation Committee Report” section later in this proxy statement.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee reviews candidates and makes recommendations of nominees for the board of directors. The corporate governance and nominating committee also oversees our corporate governance and compliance activities and compensation practices with respect to our non-employee directors. The corporate governance and nominating committee has not adopted a formal policy with respect to the consideration of director candidates recommended by stockholders given the lack of stockholder recommendations; however, if a stockholder delivered a written request to our corporate secretary which satisfied the notice, information, and other requirements set forth in our bylaws with respect to stockholder proposals, it would receive appropriate consideration. The corporate governance and nominating committee may consider in the future whether our company should adopt a more formal policy regarding stockholder nominations. The current members of the corporate governance and nominating committee are Christopher Henney (Chairman), Daniel Spiegelman and Richard Jackson.

The corporate governance and nominating committee evaluates the qualifications of all director recommendations that are properly submitted by stockholders, management, members of the board of directors, and to the extent deemed necessary, third-party search firms. We have in the past paid a third party to assist us in identifying, evaluating, and screening potential candidates for nomination to the board of directors, and we may do so in the future. In assessing potential candidates, the corporate governance and nominating committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, depth of experience in the industry in which we compete, length of service, and other commitments. While there are no specific minimum qualifications, qualities or skills that are necessary to serve on the board of directors, the specific traits, abilities and experience that the corporate governance and nominating committee and the board look for in determining candidates for election to the board include, but are not limited to:

•	the highest ethical character and shared values with our company;

•	reputation consistent with our image;

•	significant accomplishments within their respective fields;

•	active and former chief executive officers of public companies and scientific, government, educational and non-profit institutions;

•	recognized leader in the fields of medicine or biological sciences;

•	relevant expertise and experience and the ability to offer advice and guidance; and

•	ability to exercise sound business judgment.

In addition, the corporate governance and nominating committee considers the suitability of each candidate, taking into account the current members of the board of directors, in light of the current size and composition of the board of directors. The corporate governance and nominating committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the corporate governance and nominating committee strives to nominate directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee the our business. After completion of its evaluation of candidates, the corporate governance and nominating committee will recommend a slate of director-nominees to the board of directors. Each of the nominees named in this proxy statement and standing for election to the board of directors at this annual meeting was recommended by the corporate governance and nominating committee.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors should send their communications in writing to the attention of our corporate secretary at Oncothyreon Inc., 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121. Our corporate secretary will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to our chairman of the board. If the communication requires a response, our corporate secretary will assist the board of directors in preparing the response.

Compensation of Directors

We pay our non-employee directors an annual cash fee of $50,000 for their service on our board of directors and its committees. We also pay the chairman of our board an additional annual fee of $50,000, the Chairman of our audit committee an additional annual fee of $25,000, and the chairmen of our other standing committees of the board of directors an additional annual fee of $5,000 each. In addition, each non-employee member of our board is entitled to an annual restricted share unit grant equal to $30,000 divided by the closing price of our common stock on The NASDAQ Global Market on the date of grant. On December 1, 2011, the compensation policy for our non-employee directors was changed such that each non-employee is entitled to an annual restricted share grant equal to the greater of (1) 7,500 and (2) $30,000 divided by the closing price of our common stock on the NASDAQ Global Market on the date of grant. On March 11, 2009 and June 12, 2009, each board member (excluding Dr. Williams who did not join the board of directors until October 2009) received

19,352 RSUs and 2,076 RSUs, respectively, for fiscal year 2008. On December 4, 2009 each board member was awarded 6,185 RSUs for fiscal year 2009. On June 3, 2010 each board member was awarded 8,086 RSUs for fiscal year 2010 and on June 9, 2011 each board member was awarded 4,538 RSUs for fiscal year 2011. In recognition of Dr. Henney taking on additional responsibilities during our chief executive officer’s medical leave of absence, the board awarded Dr. Henney 25,000 RSUs on December 1, 2011, which RSUs were immediately vested. Board members receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Fiscal Year 2011 Director Compensation

The following table sets forth compensation information for our non-employee directors for the year ended December 31, 2011. The table excludes Dr. Kirkman who did not receive any compensation from us in his role as director in the year ended December 31, 2011. All compensation numbers are expressed in U.S. dollars.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)(3)	Total ($)
Christopher Henney(4)	$105,000	$203,000	$308,000
Richard Jackson	55,000	30,000	85,000
Daniel Spiegelman	75,000	30,000	105,000
W. Vickery Stoughton	50,000	30,000	80,000
Douglas Williams	50,000	30,000	80,000

(1)	These amounts represent the aggregate grant date fair value of RSUs granted in 2011.

(2)	As of December 31, 2011, our non-employee directors held RSUs and outstanding options to purchase the number of shares of common stock as follows: Dr. Henney (53,602 options, 32,965 RSUs); Dr. Jackson (4,016 options, 32,965 RSUs); Mr. Stoughton (8,700 options, 32,965 RSUs); Mr. Spiegelman (zero options, 31,976 RSUs); Dr. Williams (zero options, 12,624 RSUs).

(3)	Each RSU may be converted into one share of our common stock at the end of the grant period, which is five years for each of the RSUs granted prior to June 12, 2009 and two years for each of the RSUs granted on or after June 12, 2009.

(4)	Includes 25,000 RSUs granted to Dr. Henney on December 1, 2011 in recognition of Dr. Henney taking on additional responsibilities during our chief executive officer’s medical leave of absence. Such RSUs were fully vested and the closing price of our common stock on The NASDAQ Global Market on December 1, 2011 was $6.92.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The principal objectives of our compensation policies and programs has been to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals, and to align their long term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value.

Our compensation programs have reflected, and for the foreseeable future should continue to reflect, the fact that we are a biopharmaceutical company whose principal compounds are still in clinical trials and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused heavily on long-term equity incentives relative to cash compensation. With a relatively larger equity weighting, this approach seeks to place a substantial portion of executive compensation at risk by rewarding our executive officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.

In addition to long-term equity incentives, we have also implemented a performance-based cash bonus program for our executive officers and employees. Payments under this performance-based cash bonus program have been based on achievement of pre-established corporate and individual performance goals, with the relative weighting among goals individualized to reflect each person’s unique contributions. With respect to our executive officers, 100% of their goals are tied to corporate objectives to reflect the fact that our executive officers make key strategic decisions influencing our company as a whole and thus, it is more appropriate to reward performance against corporate objectives.

We design and implement compensation programs that combine both long-term equity elements and cash incentive elements based on annual performance objectives. Our compensation committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-cash compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we expect to continue to use options or other equity incentives as a significant component of compensation because we believe that they align individual compensation with the creation of stockholder value, and we expect any payments under cash incentive plans to be tied to annual performance targets.

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our compensation objectives. In determining executive compensation for 2011, our compensation committee considered the stockholder support that the “Say-on-Pay” proposal received at our June 9, 2011 Annual Meeting of Stockholders. As a result, the compensation committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. With respect to the frequency of future “Say-on-Pay” advisory votes, consistent with the recommendation with the recommendation of our board of directors and the outcome of the stockholder vote regarding the proposal, we determined to hold an advisory “Say-on-Pay” vote on the compensation of our named executive officers every three years.

Role of Our Compensation Committee

Our compensation committee is comprised of three non-employee members of our board of directors, Dr. Henney, Dr. Jackson and Mr. Stoughton, each of whom is an independent director under the rules of The NASDAQ Global Market and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Robert Kirkman, our chief executive officer, was on medical leave from September 12, 2011 to December 1, 2011. During this period, the chairman of our board of directors, Dr. Henney, assumed Dr. Kirkman’s responsibilities. The board of directors determined that during such period the directors other than Drs. Kirkman and Henney would take any action that would otherwise have been in the purview of the compensation committee.

Our compensation committee approves, administers, and interprets our executive compensation and benefit policies. Our compensation committee acts exclusively as the administrator of our equity incentive plans and approves all grants to employees, including our executive officers. Our compensation committee operates pursuant to a written charter under which our board of directors has delegated specific authority with respect to compensation determinations. Among the responsibilities of our compensation committee are the following:

•	evaluating our compensation practices and assisting in developing and implementing our executive compensation program and philosophy;

•

establishing a practice, in accordance with the rules of The NASDAQ Global Market, of determining the compensation earned, paid, or awarded to our chief executive officer independent of input from him; and

•

establishing a policy, in accordance with the rules of The NASDAQ Global Market, of reviewing on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate compensation levels for such officers.

The compensation committee’s charter allows the committee to form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate. For example, the compensation committee has delegated certain powers and authority to the new employee option committee as set forth in “— Share Option Plan” section later in this proxy statement.

Our chief executive officer actively supports the compensation committee’s work by providing information relating to our financial plans, performance assessments of our executive officers, and other personnel related data. In particular, our chief executive officer, as the person to whom our other executive officers report, is responsible for evaluating individual officers’ contributions to corporate objectives as well as their performance relative to divisional and individual objectives. Our chief executive officer, on an annual basis at or shortly after the end of each year, makes recommendations to the compensation committee with respect to merit salary increases, cash bonuses, and stock option grants or other equity incentives for our other executive officers. Our compensation committee meets to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, the compensation committee as part of the annual review process conducts a similar evaluation of the chief executive officer’s contribution and performance and makes determinations, at or shortly after the end of each year, with respect to merit salary increases, bonus payments, stock option grants, or other forms of compensation for our chief executive officer.

Our compensation committee has the authority under its charter to engage the services of outside advisors, experts, and others for assistance. The compensation committee did not rely on any outside advisors for purposes of structuring our 2011 compensation plan but did rely on the survey data described below.

Competitive Market Review for 2011

The market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established pharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

In making our executive compensation determinations for 2011, we benchmarked our compensation levels using U.S. professional salary surveys. These include:

•	Radford Global Life Sciences Salary Survey 2011; and

•	WorldatWork Salary Survey 2011

In evaluating the survey data, our compensation committee compared our compensation practices and levels for each compensation component including base salary, annual performance-based bonuses, and equity compensation with the salary survey data. This information was used to determine appropriate levels of compensation based on market benchmarks for various functional titles. Based on this data, our compensation committee believes that our levels of total compensation for our executive officers generally fell at about the 50th percentile.

Peer Group Companies for 2011

In analyzing our executive compensation program for 2011, the compensation committee compared certain aspects of compensation, including base salary and equity incentives, to those provided by our peer group. This peer group included small biotechnology companies with which we compete for executive talent. For 2011, our peer group consisted of:

•	Cell Therapeutics, Inc.;

•	Omeros Corporation;

•	Oncogenex Technologies; and

•	Threshold Pharmaceuticals.

Principal Elements of Executive Compensation

Our executive compensation program consists of five components:

•	base salary;

•	annual performance-based cash bonuses;

•	equity-based incentives;

•	benefits; and

•	severance/termination protection.

We believe that each of these components, combining both short and long-term incentives, offers a useful element in achieving our compensation objectives and that collectively these components have been effective in achieving our corporate goals.

Annual Review Process

Our compensation committee reviews data and makes executive compensation decisions on an annual basis, typically during the last quarter of the year or the first quarter of the new year. In connection with that process, executive officers are responsible for establishing and submitting for review to our chief executive officer (and in the case of our chief executive officer, directly to the compensation committee) their departmental goals and financial objectives. Our chief executive officer then compiles the information submitted and provides it, along with information relating to his own personal goals and objectives, to our compensation committee for review. Our compensation committee, including our chief executive officer with respect to all officers other than himself and excluding our chief executive officer with respect to discussions of his own compensation, reviews, considers, and may amend the terms and conditions proposed by management.

As part of the annual review process, our compensation committee makes its determinations of changes in annual base compensation for executive officers based on numerous factors, including performance over the prior year, both individually and relative to corporate or divisional objectives, established corporate and divisional objectives for the next year, our operating budgets, and a review of survey data relating to base compensation for the position at companies we have identified within our peer group. During the annual review process, our compensation committee also considered each executive’s equity incentive position, including the extent to which he or she was vested or unvested in his or her equity awards and the executive’s aggregate equity incentive position.

From time to time, our compensation committee may make off-cycle adjustments in executive compensation as it determines appropriate. For example, in March 2009, our compensation committee considered and approved a special cash bonus for each of our chief executive officer and chief operating officer in connection with the successful completion of the 2008 transaction with Merck KGaA.

Weighting of Compensation Elements

Our compensation committee’s determination of the appropriate use and weight of each element of executive compensation is subjective, based on its view of the relative importance of each element in meeting our overall objectives and factors relevant to the individual executive. Like many biopharmaceutical companies with clinical-stage products, we seek to place a significant amount of each executive’s total potential compensation “at risk” based on performance.

Base Salary

Base salary for our chief executive officer and other named executive officers (other than Dr. Henney) reflects the scope of their respective responsibilities, their relative seniority and experience, and competitive market factors. Salary adjustments are typically based on competitive conditions, individual performance, changes in job duties, and our budget requirements. For service as a non-employee director, Dr. Henney receives cash fees as set forth in the section captioned “— Fiscal Year 2011 Director Compensation.”

Our compensation committee has set Dr. Kirkman’s base salary based on his experience and our compensation committee’s view of market compensation for chief executive officers of public, early stage biopharmaceutical companies. For 2009, Dr. Kirkman’s base salary was set at $375,000, was increased to $386,250 for 2010 and to $398,000 for 2011. On January 4, 2012, the compensation committee increased Dr. Kirkman’s base salary to $410,000 for 2012.

For a discussion of the base salaries of our other executive officers, see the section captioned “— Employment Agreements and Offer Letters”.

Variable Cash Compensation — Incentive Bonuses

We pay performance-based bonuses to our named executive officers (other than Dr. Henney) and other employees pursuant to our performance review policy, which we believe enhances each individual employee’s incentive to contribute to corporate objectives and aligns their interests with our stockholders. Dr. Henney does not receive any variable cash compensation for his services as a director.

Under the performance review policy, our named executive officers (other than Dr. Henney) and employees are eligible to receive bonuses based on achievement of pre-established corporate and individual performance goals, but the weighting among the goals is individualized to each person to reflect his or her unique contributions to the company. Each goal is assigned a percentage for each person based on the importance to us that the goal be achieved with respect to that person. Generally, achievement of a particular goal will result in the payment of the expected level of incentive compensation associated with such goal. Partial achievement can result in the payment of less or no incentive compensation and likewise, superior achievement of any performance goal may result in the payment in excess of the target level of incentive compensation; however, there is not a fixed formula for determining the amount of incentive compensation for partial or above target achievement. Rather, in all cases, the compensation committee, with respect to named executive officers (other than Dr. Henney), and our chief executive officer, with respect to other employees, retains discretion to increase or decrease variable cash incentive compensation as it or he determines appropriate, based on actual achievement against the goals, whether performance is at, above or below the target for the goal.

Typically, the maximum incentive compensation to which a named executive officer (other than Dr. Henney) or employee is entitled is based on a percentage of such individual’s base salary. For example, if (1) an executive’s base salary is $100,000, (2) he or she is eligible to receive a bonus up to 50% of his base salary, or $50,000, (3) the compensation committee has established four performance goals, each weighted at 25% and (4) the compensation committee determines that the executive has achieved two of the four performance goals, then, the executive would be eligible to receive, subject to the discretion of the compensation committee, a bonus of $25,000.

Performance goals may be both qualitative and quantitative and are designed to be specific, measurable, relevant to our company, completed within a fixed period of time and defined by significant achievements that go beyond an individual’s job responsibilities. Although performance goals are intended to be achievable with significant effort, we do not expect that every goal will be actually attained in any given year.

Performance goals are generally split between corporate and personalized individual performance objectives. With respect to our named executive officers (other than Dr. Henney), 100% of their goals are tied to corporate objectives to reflect the fact that our executive officers make key strategic decisions influencing the company as a whole and thus, it is more appropriate to reward performance against corporate objectives. Reflective of the decreasing level of influence within our company as a whole, with respect to our director-level and senior director-level employees, at least 60% of the performance objectives must be linked to corporate objectives and with respect to non-executive management and senior non-executive management employees, at least 40% of the performance objectives must be linked to corporate objectives. In each case the remaining performance objectives will be linked to personalized individual performance goals based on the nature of the individual’s role within our company. We designed the performance review policy in this manner based on our belief that more senior personnel are in a greater position to influence the achievement of corporate objectives, and therefore, a greater number of their performance goals should be tied to corporate rather than personalized individual objectives.

Our compensation committee is responsible for setting performance goals, assessing whether such goals have been achieved and determining the amount of bonuses (if any) to be paid with respect to our executive officers, while the chief executive officer bears such responsibility for other employees. Performance goals for the upcoming year are typically established at or shortly after the end of the prior year. Assuming that a determination is made that a bonus has been earned, we will typically pay bonuses to employees shortly after the end of each year and to executive officers shortly after the first scheduled meeting of the compensation committee each year. An individual must remain actively employed by the company through the actual date of payment to receive a bonus.

The weighting of bonuses between the performance goals varies from executive officer to executive officer based on an analysis of each executive officer’s role and position within the company. For example, because Dr. Hausman held a key position as our vice president, clinical development, we felt it appropriate to more heavily weight her bonus on achievement of certain clinical development milestones. The allocation between the corporate performance goals for each named executive officer (other than Dr. Henney) for 2011 is set forth in the following table:

Named Executive Officer	Cash Position (1)	Market Capitalization/ Investor Perception (2)	Clinical Assessment (3)	Pre-Clinical Assessment (4)	Technical Operations (5)	Regulatory (6)	Business Development (7)
Robert Kirkman	30%	25%	10%	10%	5%	5%	15%
Julie Eastland	30	25	10	10	5	5	15
Gary Christianson	5	5	10	10	50	15	5
Diana Hausman	5	5	50	10	5	15	10
Scott Peterson	5	5	10	50	5	15	10

(1)	As of December 31, 2011, have sufficient cash and short-term investments to fund our operations at least through December 31, 2012, as determined in the discretion of our board of directors.

(2)	Improved investor perception and increased market capitalization.

(3)	Timely completion of two Phase 1/2 trials in PX-866 and timely enrollment of patients in Phase 1 study in ONT-10.

(4)	Timely completion of evaluations of PX-866, ONT-10 and other pre-clinical drug candidates.

(5)	Timely completion of supply, formulation and manufacturing goals.

(6)	Timely filing of IND applications for ONT-10 and completion of pre-IND application meeting for other pre-clinical drug candidates.

(7)	In-license or acquisition of a drug development candidate.

The target and actual bonus amounts for 2011 for our named executive officers (other than Dr. Henney) were as follows, based on achievement against the corporate performance goals (as discussed above):

Named Executive Officer	Base Salary ($)	Annual Target as Percentage of Base Salary	Target Bonus ($)	Target Goals Achieved		2011 Incentive Bonus Actually Paid ($)
Robert Kirkman	$398,000	50%	$199,000	96.5	%(1)	$192,035
Julia Eastland	252,500	30	75,750	96.5	(2)	73,098
Gary Christianson	283,250	35	99,137	87.5	(3)	86,745
Diana Hausman	307,750	30	92,325	86.5	(4)	79,861
Scott Peterson	200,000	30	60,000	96.5	(5)	57,900

(1)	Dr. Kirkman’s achievement level of 96.5% was based on achievement of the goals involving cash position, market capitalization and investor perception, pre-clinical assessment and business development, and partial achievement of the goals involving clinical assessment and technical operations.

(2)	Ms. Eastland’s achievement level of 96.5% was based on achievement of the goals involving cash position, market capitalization, investor perception, pre-clinical assessment and business development, and partial achievement of the goals involving clinical assessment and technical operations.

(3)	Mr. Christianson’s achievement level of 87.5% was based on achievement of the goals involving cash position, market capitalization and investor perception, pre-clinical assessment and business development, and partial achievement of the goals involving clinical assessment and technical operations.

(4)	Dr. Hausman’s achievement level of 86.5% was based on achievement of the goals involving cash position, market capitalization and investor perception, pre-clinical assessment and business development, and partial achievement of the goals involving clinical assessment and technical operations.

(5)	Dr. Peterson’s achievement level of 96.5% was based on achievement of the goals involving cash position, market capitalization and investor perception, pre-clinical assessment and business development, and partial achievement of the goals involving clinical assessment and technical operations.

In January 2012, the compensation committee approved target percentages for 2012. Dr. Kirkman, Ms. Eastland, Mr. Christianson, Dr. Hausman and Dr. Peterson are eligible to receive in 2012 incentive bonuses under our performance review policy of up to 50%, 30%, 35%, 30%, 30%, respectively, of their base salary. The 2012 performance goals for our executive officers are related to various corporate objectives, including objectives related to our financial condition, stock price performance, development of our product candidates, technical operations and certain business development activities (although the weighting for such performance goals will differ between such executive officers).

Equity-based Incentives

We grant equity-based incentives to employees, including our named executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines, and our equity incentive plans have provided the principal method for our named executive officers to acquire an equity position in our company.

Historically, we have granted options to our named executive officers (other than Dr. Henney) under our share option plan. Our share option plan permits the grant of stock options for shares of common stock. All equity incentive programs are administered by our compensation committee (other than grants of restricted share units to non-employee directors, which are overseen by the corporate governance and nominating committee and grants of stock options to certain new employees, which are overseen by the new employee option committee). To date, our equity incentive grants to employees have consisted of options under the share option plan. Dr. Henney, as a non-employee director, receives equity awards in the form of restricted share units under our restricted share unit

The size and terms of any initial option grants to new employees, including named executive officers (other than Dr. Henney), at the time they join us is based largely on competitive conditions applicable to the specific position. For non-executive officer grants, our compensation committee has pre-approved a matrix showing appropriate levels of option grants for use in making offers to new employees.

In making its determination of the size of initial option grants for our current named executive officers (other than Dr. Henney), our board of directors relied in part on survey data and peer group comparisons. In accordance with the offer letter of August 29, 2006, Dr. Kirkman, our chief executive officer, was granted an option to purchase 450,000 shares of our common stock at a price of Cdn.$7.38 per share. On May 3, 2007, Dr. Kirkman received an option to purchase 137,537 shares of our common stock at an exercise price per share of Cdn.$8.04, in connection with the terms of his offer letter, under which he was eligible to receive an additional option award to purchase a number of shares equal to 3% of any shares issued during his first year of employment with us. Such grant vested in four equal annual installments of 34,384 shares on May 3, 2008, 2009, 2010, and 2011. Consistent with the provisions of our share option plan as in effect at the time of grant, the option was priced at the closing price of our shares of common stock on the Toronto Stock Exchange on the day immediately prior to the date of board approval. The exercise prices of all outstanding options granted to Dr. Kirkman prior to April 2008 were based on the Toronto Stock Exchange trading price and were priced in Canadian dollars. Beginning in April 2008, the exercise price of option grants were based on The NASDAQ Global Market trading price and were priced in U.S. dollars. On June 4, 2008, Dr. Kirkman received an additional option to purchase 45,000 shares of our common stock at an exercise price per share of $3.43. This grant has vested, or will vest, in four equal annual installments of 11,250 shares on June 4, 2009, 2010, 2011 and 2012. On March 11, 2009, Dr. Kirkman also received an additional option to purchase 100,000 shares of our common stock at an exercise price per share of $1.10. This grant has vested, or will vest, in four equal annual installments of 25,000 shares on March 11, 2010, 2011, 2012 and 2013. On December 3, 2009, Dr. Kirkman received an additional option to purchase 200,000 shares of our common stock at an exercise price per share of $4.71. This grant has vested, or will vest, in four equal annual installments of 50,000 shares on December 3, 2010, 2011, 2012 and 2013. Also, on December 1, 2010, Dr. Kirkman received an additional option to purchase 100,000 shares of our common stock at an exercise price per share of $3.32. This grant vested as to 25,000 shares on December 1, 2011, with the balance vesting in monthly increments for 36 months following December 1, 2011, such that the option will be fully exercisable on December 1, 2014. On December 1, 2011, Dr. Kirkman received an additional option to purchase 100,000 shares of our common stock at an exercise price per share of $6.92. Our compensation committee believes that the size and terms of Dr. Kirkman’s stock option grants were reasonable given our early stage of product development and skill requirements for senior management, Dr. Kirkman’s industry experience and background, and equity compensation arrangements for experienced chief executive officers at comparably situated companies.

In addition, our practice has been to grant refresher options to employees, including executive officers, when our board of directors or compensation committee believes additional unvested equity incentives are appropriate as a retention incentive. For example, in March 2009, December 2009, December 2010 and December 2011, we granted refresher options to some of our employees (including our executive officers) pursuant to the standard vesting and other terms of our share option plan. We expect to continue this practice in the future in connection with the compensation committee’s annual performance review, generally conducted at the beginning of each year. In making its determination concerning additional option grants, our compensation committee will also consider, among other factors, prior individual performance in his or her role as an executive officer, or employee, of our company, and the size of the individual’s equity grants in the then-current competitive environment. Where our compensation committee has approved option grants for executive officers or other employees during a regular quarterly closed trading window under our insider trading policy, we have priced the options based on the closing sales price of our common stock on the first trading day after the window opened.

To date, our equity incentives have been granted with time-based vesting. Prior to May 2010, most option grants approved by the compensation committee vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date. Beginning in May 2010, our compensation committee approved changes to our standard option grant vesting schedule. The revised vesting schedule provides that 25% of the shares of common stock underlying an option vest and become exercisable on the first anniversary of the grant date and 1/48th of the shares of common stock underlying such option vest and become exercisable on each monthly anniversary of the grant date, such that the option will be fully exercisable on the fourth anniversary of the grant date. We expect that additional option grants to continuing employees will typically vest over this same schedule. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted share units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

As noted above, consistent with the terms of the share option plan and subject to the policy against pricing options during regularly scheduled closed quarterly trading windows, we have historically priced option grants based on the closing sales price of our shares of common stock trading on the Toronto Stock Exchange. On April 3, 2008 our board of directors amended our share option plan to provide that each option granted pursuant to the plan be priced at the closing price of our shares of common stock on The NASDAQ Global Market on the day of the option grant.

During 2011, we granted, in the aggregate, the following options to our executive officers as follows:

Named Executive Officer	Options (#)
Robert Kirkman	100,000
Julia Eastland	50,000
Gary Christianson	50,000
Diana Hausman	50,000
Scott Peterson	50,000

In September 2011, the board approved an amendment to each outstanding option agreement with Dr. Kirkman to provide that (i) in the event of death or disability, the underlying shares will continue to vest for an additional 180 days and (ii) in such an event, each option may be exercised until expiration of such option. In December 2011, we approved an amendment to our share option plan so that all options will be treated on termination as a result of disability in the same manner as death (i.e., continue to vest for an additional 180 days).

Dr. Henney receives equity awards in the form of restricted share units as set forth in the section captioned “— Fiscal Year 2011 Director Compensation.”

Benefits

We provide the following benefits to our named executive officers (other than Dr. Henney), generally on the same basis provided to all of our employees:

•	health, dental insurance and vision (for the employee and eligible dependents);

•	flexible spending accounts for medical and dependent care;

•	life insurance;

•	employee assistance plan (for the employee and eligible dependents);

•	short- and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan with an employer match into the plan.

Severance/Termination Protection

We entered into offer letters with our named executive officers (other than Dr. Henney) when each was recruited for his or her current position. These offer letters provide for general employment terms and, in some cases, benefits payable in connection with the termination of employment or a change in control. The compensation committee considers such benefits in order to be competitive in the hiring and retention of employees, including executive officers.

In addition, these benefits are intended to incentivize and retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. The compensation committee believes that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes. Such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.

All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2011, are described under “— Employment Agreements and Offer Letters” and “— Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

Section 162(m) of the United States Internal Revenue Code of 1986, as amended, or Section 162(m), limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility. Our options do not meet the requirements for exemption towards the $1,000,000 cap. While the compensation committee cannot determine with certainty how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Compensation Committee Interlocks and Insider Participation

During 2011, Richard Jackson, Christopher Henney and W. Vickery Stoughton served on our compensation committee. During 2011, no member of our compensation committee was an officer or employee or formerly an officer of our company, and no member had any relationship that would require disclosure under Item 404 of Regulation S K of the Securities Exchange Act of 1934. Robert Kirkman, our chief executive officer, was on medical leave from September 12, 2011 to December 1, 2011. During this period, the chairman of our board of directors, Dr. Henney, assumed Dr. Kirkman’s responsibilities. The board of directors determined that during such period the directors other than Drs. Kirkman and Henney would take any action that would otherwise have been in the purview of the compensation committee. None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our board of directors or on our compensation committee.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, the compensation committee has recommended to the board of directors and the board of directors has approved, that the section captioned “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

Richard Jackson, Chairman
Christopher Henney
W. Vickery Stoughton

Summary Compensation Table — 2011, 2010, and 2009

The following table sets forth the compensation earned by or awarded to, as applicable, our principal executive officer, principal financial officer and other executive officers during each of 2009, 2010 and 2011. We refer to these officers in this proxy statement as the “named executive officers.” Dr. Kirkman, our chief executive officer, was on medical leave from September 12, 2011 to December 1, 2011. During this period, the chairman of our board of directors, Dr. Henney, assumed Dr. Kirkman’s responsibilities and acted as our principal executive officer. Dr. Henney has never been appointed as an officer of our company and we have never had an employment relationship with him. The compensation that Dr. Henney has received from us is further described in the section captioned “— Fiscal Year 2011 Director Compensation.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Kirkman(4)	2011	$398,000	$—	$484,000	$192,035	$11,350	$1,085,385
President, Chief Executive	2010	386,250	—	246,000	135,188	11,923	779,361
Officer and Director	2009	375,000	—	796,412	131,250	11,586	1,314,248
Christopher Henney(5)	2011	—	203,000	—	—	—	203,000
Acting principal executive	2010	—	30,000	—	—	—	30,000
officer; Chairman of the	2009	—	56,513	—	—	—	56,513
Board of Directors
Julia Eastland(6)	2011	252,500	—	242,000	73,098	6,517	574,115
Chief Financial Officer, Secretary and Vice President, Corporate Development	2010	79,647	—	220,600	25,000	106	325,353
Gary Christianson(7)	2011	283,250	—	242,000	86,745	8,703	620,698
Chief Operating Officer	2010	275,000	—	123,000	74,883	8,586	481,469
	2009	250,000	—	380,868	70,000	7,836	708,704
Diana Hausman(8)	2011	307,750	—	242,000	79,861	9,438	639,049
Vice President, Clinical	2010	298,700	—	123,000	67,476	9,297	498,473
Development	2009	96,667	—	289,222	29,000	3,012	417,501
Scott Peterson(9)	2011	200,000	—	242,000	57,900	6,205	506,105
Vice President, Research	2010	180,250	—	123,000	37,312	5,743	346,305
and Development	2009	72,917	—	287,250	18,229	2,109	380,505

(1)	These amounts represent the aggregate grant date fair value of option awards for fiscal years 2009, 2010 and 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2009, 2010 or 2011. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” of the audited financial statements included in our Annual Report on Form 10-K.

(2)	The amounts in this column represent total performance-based bonuses earned for services rendered during the year under our performance review policy, for 2009, 2010 and 2011, for executive officers, in which all employees were eligible to participate. Under the applicable bonus plan for each year, each executive was eligible to receive a cash bonus based on achievement of a combination of corporate or divisional objectives. Please see “— Compensation Discussion and Analysis — Variable Cash Compensation — Incentive Bonuses” above for additional information regarding our variable cash compensation policies for executive officers.

(3)	Except as disclosed in the other footnotes, the amounts in this column consist of contributions made by us pursuant to our 401(k) plan.

(4)	Amounts listed in “All Other Compensation” include life insurance premiums of $336 for each of 2009 and 2010 and $205 for 2011.

(5)	Dr. Henney has never been appointed as an officer of our company and we have never had an employment relationship with him. He is included in this table as a result of his assuming Dr. Kirkman’s responsibilities during Dr. Kirkman’s medical leave. Amounts represent the aggregate grant date fair value of RSUs granted in 2011, 2010 and 2009. As of December 31, 2011, Dr. Henney held 32,965 RSUs. Each RSU may be converted into one share of our common stock at the end of the grant period, which is five years for each of the RSUs granted prior to June 12, 2009 and two years for each of the RSUs granted on or after June 12, 2009. The fair value of stock awards for 2011 includes 25,000 RSUs granted to Dr. Henney on December 1, 2011 in recognition of Dr. Henney taking on additional responsibilities during our chief executive officer’s medical leave of absence. Such RSUs were fully vested and the closing price of our common stock on The NASDAQ Global Market on December 1, 2011 was $6.92. The compensation that Dr. Henney has received from us is further described in the section captioned “— Fiscal Year 2011 Director Compensation.”

(6)	Ms. Eastland’s employment with us began on September 7, 2010. Amounts listed in “All Other Compensation” include life insurance premiums of $106 for 2010 and $205 for 2011.

(7)	Amounts listed in “All Other Compensation” include life insurance premiums of $336 for each of 2009 and 2010 and $205 for 2011.

(8)	Dr. Hausman’s employment with us began on September 1, 2009. Amounts listed in “All Other Compensation” include life insurance premiums of $112, $336 and $205 for 2009, 2010 and 2011, respectively.

(9)	Dr. Peterson’s employment with us began on August 1, 2009. Amounts listed in “All Other Compensation” include life insurance premiums of $140, $336 and $205 for 2009, 2010 and 2011, respectively.

Grants of Plan-Based Awards

The following table sets forth each grant of an award made to a named executive officer (other than Dr. Henney) during 2011 under any of our incentive plans or equity plans.

Name	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Robert L. Kirkman(5)	December 1, 2011	$199,000	100,000	$6.92	$484,000
Julia Eastland(6)	December 1, 2011	75,750	50,000	6.92	242,000
Gary Christianson(7)	December 1, 2011	99,138	50,000	6.92	242,000
Diana Hausman(8)	December 1, 2011	92,325	50,000	6.92	242,000
Scott Peterson(9)	December 1, 2011	60,000	50,000	6.92	242,000

(1)	Except as otherwise noted below and consistent with the provisions of our share option plan in effect at the date of grant, options were priced at the closing sales price of our shares of common stock in trading on The NASDAQ Global Market on the grant date.

(2)	Performance bonuses were earned in 2011. The actual amounts paid to each of the named executive officers for 2011 are set forth in the individual footnotes below.

(3)	There was no set “Threshold” or “Maximum” performance bonus amounts established with respect to our 2011 non-equity incentive plan awards, pursuant to the description set forth under the heading “— Compensation Discussion and Analysis — Variable Cash Compensation — Incentive Bonuses.”

(4)

These amounts represent the grant date fair value of option awards granted in 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal year 2011. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” of the audited financial statements included in our Annual Report on Form 10-K.

(5)	On January 4, 2012, the compensation committee approved a performance bonus of $192,035 under the performance review policy.

(6)	On January 4, 2012, the compensation committee approved a performance bonus of $73,098 under the performance review policy.

(7)	On January 4, 2012, the compensation committee approved a performance bonus of $86,745 under the performance review policy.

(8)	On January 4, 2012, the compensation committee approved a performance bonus of $79,861 under the performance review policy.

(9)	On January 4, 2012, the compensation committee approved a performance bonus of $57,900 under the performance review policy.

The following table sets forth each grant of an award made to Dr. Henney during 2011 under any of our incentive plans or equity plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units: (#)		Grant Date Fair Value of Stock Awards ($)(1)
Christopher S. Henney	June 9, 2011	4,538		$30,000
	December 1, 2011	25,000	(2)	173,000

(1)	Dollar amounts represent the aggregate grant date fair value of RSUs granted in 2011, 2010 and 2009. Each RSU may be converted into one share of our common stock at the end of the grant period, which is two years for each of the RSUs granted on or after June 12, 2009.

(2)	This award was granted to Dr. Henney on December 1, 2011 in recognition of Dr. Henney taking on additional responsibilities during our chief executive officer’s medical leave of absence. The compensation that Dr. Henney has received from us is further described in the section captioned “— Fiscal Year 2011 Director Compensation.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth the equity awards outstanding at December 31, 2011 for each of the named executive officers (other than Dr. Henney’s RSU awards). Except as set forth in the footnotes to the following table, each stock option is fully vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($Cdn. or $U.S.)(1)		Option Expiration Date
Robert Kirkman	450,000	—	(2)	Cdn. $	7.38	August 29, 2014
	137,537	—	(3)	Cdn. $	8.04	May 3, 2015
	33,750	11,250	(4)		$3.43	June 4, 2016
	50,000	50,000	(5)		$1.10	March 11, 2017
	100,000	100,000	(6)		$4.71	December 3, 2017
	25,000	75,000	(7)		$3.32	December 1, 2018
	—	100,000	(12)		$6.92	December 1, 2019

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($Cdn. or $U.S.)(1)		Option Expiration Date
Christopher Henney	2,666	—	(13)	Cdn. $	15.00	March 11, 2013
	416	—	(14)	Cdn. $	15.00	May 4, 2013
	520	—	(15)	Cdn. $	12.00	July 29, 2013
	50,000	—	(16)	Cdn. $	7.56	September 7, 2014
Julia Eastland	12,500	27,500	(8)		$3.31	November 10, 2018
	12,500	37,500	(7)		$3.32	December 1, 2018
	—	50,000	(12)		$6.92	December 1, 2019
Gary Christianson	16,666	—	(9)	Cdn. $	6.72	June 29, 2015
	11,250	3,750	(4)		$3.43	June 4, 2016
	15,000	15,000	(5)		$1.10	March 11, 2017
	50,000	50,000	(6)		$4.71	December 3, 2017
	12,500	37,500	(7)		$3.32	December 1, 2018
	—	50,000	(12)		$6.92	December 1, 2019
Diana Hausman	15,000	15,000	(10)		$4.96	October 1, 2017
	25,000	25,000	(6)		$4.71	December 3, 2017
	12,500	37,500	(7)		$3.32	December 1, 2018
	—	50,000	(12)		$6.92	December 1, 2019
Scott Peterson	12,500	12,500	(11)		$6.56	August 1, 2017
	25,000	25,000	(6)		$4.71	December 3, 2017
	12,500	37,500	(7)		$3.32	December 1, 2018
	—	50,000	(12)		$6.92	December 1, 2019

(1)	In April 2008, the board of directors approved an amendment to our amended and restated share option plan, which provided that the exercise price of any future grants would equal the closing price of our common stock traded on The NASDAQ Global Market on the date of grant. Unless otherwise indicated, all exercise prices are denominated in U.S. dollars.

(2)	This stock option fully vests on August 29, 2009, and vests at a rate of 1/3 annually on the anniversary of grant.

(3)	This stock option fully vests on May 3, 2011, and vests at a rate of 1/4 annually on the anniversary of grant.

(4)	This stock option fully vests on June 4, 2012, and vests at a rate of 1/4 annually on the anniversary of grant.

(5)	This stock option fully vests on March 11, 2013, and vests at a rate of 1/4 annually on the anniversary of grant.

(6)	This stock option fully vests on December 3, 2013, and vests at a rate of 1/4 annually on the anniversary of grant.

(7)	This stock option fully vests on December 1, 2014, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.

(8)	This stock option fully vests on September 7, 2014, and 1/4 vests on September 7, 2011, with the balance vesting in monthly increments for 36 months following September 7, 2011.

(9)	This stock option fully vests on June 29, 2011, and vests at a rate of 1/4 annually on the anniversary of grant.

(10)	This stock option fully vests on September 1, 2013, and vests at a rate of 1/4 annually on the anniversary of grant.

(11)	This stock option fully vests on August 1, 2013, and vests at a rate of 1/4 annually on the anniversary of grant.

(12)	This stock option fully vests on December 1, 2015, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.

(13)	This stock option fully vested on March 11, 2009.

(14)	This stock option fully vested on November 4, 2005.

(15)	This stock option fully vested on January 29, 2006.

(16)	This stock option fully vested on September 7, 2010.

The following table sets forth the RSU awards outstanding at December 31, 2011 for Dr. Henney.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Christopher Henney	32,965	$249,875	—	—

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during 2011. We have not granted any stock awards to date.

Employment Agreements and Offer Letters

Unless stated otherwise, all compensation data in the section below are expressed in U.S. dollars.

Employee Benefit Plans

Our share option plan, in which our employees and officers participate, provides for the acceleration of vesting of awards in connection with or following a change in control of the company. A “change in control” shall be deemed to have occurred if (i) our board of directors passes a resolution to the effect that, for purposes of the share option plan, a change in control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, 25% per cent or more of our outstanding voting securities or any successor entity in any manner, including without limitation as a result of a takeover bid or an amalgamation with any other corporation or any other business combination or reorganization. See “— Share Option Plan” below.

Robert Kirkman

On August 29, 2006, we entered into an offer letter with Robert Kirkman, M.D., our president and chief executive officer. In consideration for his services, Dr. Kirkman was initially entitled to receive a base salary of $320,000 per year, subject to increases as may be approved by the compensation committee. In January 2009, the compensation committee increased Dr. Kirkman’s base salary to $375,000 to $386,250 for 2010 and to $398,000 for 2011. On January 4, 2012, the compensation committee increased Dr. Kirkman’s salary to $410,000 for 2012. Dr. Kirkman is also entitled to receive a performance bonus of up to 50% of his base salary based on his achievement of predetermined objectives and on January 4, 2012, Dr. Kirkman received a performance bonus of $192,035. In addition, the compensation committee may award, in its sole discretion, Dr. Kirkman additional performance bonuses in recognition of his performance and on March 6, 2009, Dr. Kirkman received a special bonus of $120,000 for the successful completion of our December 2008 transaction with Merck KGaA.

In December 2009, we entered into an amendment to Dr. Kirkman’s offer letter. Pursuant to the terms of the amendment, Dr. Kirkman will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of two year’s base salary, less required withholding; and

•	lump sum payment of two year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Dr. Kirkman is terminated without cause (as defined in the December 2009 amendment), he will receive the following benefits:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Julia Eastland

We are parties to an offer letter dated August 17, 2010 with Julia Eastland, our chief financial officer, secretary and vice president, corporate development. In consideration for her services, Ms. Eastland was initially entitled to receive a base salary of $250,000 per year, subject to increases as may be approved by the compensation committee. In January 2011, Ms Eastland’s base salary was increased to $252,500 for 2011. On January 4, 2012, the compensation committee increased Ms. Eastland’s salary to $260,000. Ms. Eastland is also entitled to receive a performance bonus of up to 30% of her base salary based on her achievement of predetermined objectives and on January 4, 2012, Ms. Eastland received a performance bonus of $73,098.

In accordance with the offer letter, Ms. Eastland was granted an option to purchase 40,000 shares of our common stock at a price of $3.31 per share and 100% of these shares will vest if there is a change of control transaction.

Pursuant to the terms of the offer letter, Ms. Eastland will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Ms. Eastland is terminated without cause (as defined in the offer letter), she will receive the following benefits:

•	lump sum payment of nine month’s base salary, less required withholding; and

•	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding.

Gary Christianson

We are parties to an offer letter dated June 29, 2007 with Gary Christianson, our chief operating officer. In consideration for his services, Mr. Christianson was initially entitled to receive a base salary of $240,000 per year, subject to increases as may be approved by the compensation committee. In March 2009, December 2009 and January 2011, Mr. Christianson’s base salary was increased to $250,000 for 2009, $275,000 for 2010 and $283,250 for 2011, respectively. In January 2012, Mr. Christianson’s base salary was increased to $292,000 for 2012. Mr. Christianson is also entitled to receive a performance bonus of up to 35% of his base salary based on his achievement of predetermined objectives and on January 4, 2012, Mr. Christianson received a performance bonus of $86,745. In addition, the compensation committee may award, in its sole discretion, Mr. Christianson additional performance bonuses in recognition of his performance and on March 6, 2009, Mr. Christianson received a special bonus of $20,000 for the successful completion of our December 2008 transaction with Merck KGaA.

In accordance with the offer letter of June 29, 2007, Mr. Christianson was granted an option to purchase 16,666 shares of our common stock at a price of Cdn.$6.72 per share and 100% of these shares will vest if there is a change of control transaction.

In December 2009, we entered into an amendment to Mr. Christianson’s offer letter. Pursuant to the terms of the amendment, Mr. Christianson will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Mr. Christianson is terminated without cause (as defined in the June 2007 offer letter), he will receive the following benefits:

•	lump sum payment of nine month’s base salary, less required withholding;

•	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding; and

•	health insurance coverage for a period of nine months.

Diana Hausman

We are parties to an offer letter dated July 6, 2009 with Diana Hausman, M.D., our chief medical officer and vice president of clinical development. In consideration for her services, Dr. Hausman was initially entitled to receive a base salary of $290,000 per year, subject to increases as may be approved by the compensation committee. In December 2009, Dr. Hausman’s base salary was increased to $298,700 for 2010. In January 2011, Dr. Hausman’s base salary was increased to $307,750 for 2011 and on January 4, 2012, Dr. Hausman’s base salary was increased to $335,000. Dr. Hausman is also entitled to receive a performance bonus of up to 30% of her base salary based on her achievement of predetermined objectives and on January 4, 2012, Dr. Hausman received a performance bonus of $79,861.

In accordance with the offer letter of July 6, 2009, Dr. Hausman was granted an option to purchase 30,000 shares of our common stock at a price of $4.96 per share and 100% of these shares will vest if there is a change of control transaction.

In December 2009, we entered into an amendment to Dr. Hausman’s offer letter. Pursuant to the terms of the amendment, Dr. Hausman will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Dr. Hausman is terminated without cause (as defined in the July 2009 offer letter), she will receive the following benefits:

•	lump sum payment of six month’s base salary, less required withholding; and

•	lump sum payment of six month’s equivalent of performance review bonus at target, less required withholding.

Scott Peterson

We are parties to an offer letter dated June 4, 2009 with Scott Peterson, Ph.D., our vice president of research and development. In consideration for his services, Dr. Peterson was initially entitled to receive a base salary of $175,000 per year, subject to increases as may be approved by the compensation committee. In December 2009, Dr. Peterson’s base salary was increased to $180,250 for 2010. In January 2011, Dr. Peterson’s base salary was increased to $200,000 for 2011 and on January 4, 2012, Mr. Peterson’s base salary was increased to $220,000 for 2012. Dr. Peterson’s salary was increased so that his compensation would fall at about the 50th percentile for similarly situated employees at companies against which we benchmark ourselves, consistent with the treatment for our executive officers generally. Dr. Peterson is also entitled to receive a performance bonus of up to 30% of his base salary based on his achievement of predetermined objectives and on January 4, 2012, Dr. Peterson received a performance bonus of $57,900.

In accordance with the offer letter of June 4, 2009, Dr. Peterson was granted an option to purchase 25,000 shares of our common stock at a price of $6.56 per share and 100% of these shares will vest if there is a change of control transaction.

In December 2009, we entered into an amendment to Dr. Peterson’s offer letter. Pursuant to the terms of the amendment, Dr. Peterson will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Potential Payments Upon Termination or Change in Control

The tables below describe the payments and benefits our named executive officers would be entitled to receive assuming the occurrence on December 31, 2011 of either a change of control transaction or termination of their employment without “cause” (as defined below). For additional details regarding the payments and benefits our named executive officers (other than Dr. Henney) are entitled to, please see “— Employment Agreements and Offer Letters” above.

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits	Equity Acceleration(4)	Salary(5)	Insurance Benefits
Robert L. Kirkman	$1,043,187	$1,194,000	$—	$—	$597,000	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Kirkman on December 31, 2011, assuming a stock price of $7.58 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 30, 2011.

(2)	The amount shown in this column is a lump sum payment equal to two times Dr. Kirkman’s base salary for 2011 plus two year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Kirkman signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Dr. Kirkman’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of him at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.

(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Dr. Kirkman is terminated without cause.

(5)	The amount shown in this column is a lump sum payment equal to Dr. Kirkman’s base salary for 2011 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following termination other than for cause, subject to any payment delay in order to comply with Section 409A of the Internal Revenue Code.

Christopher Henney

	Change of Control				Termination Other Than for Cause
Name	Equity Acceleration(1)		Salary	Insurance Benefits	Equity Acceleration	Salary	Insurance Benefits
Christopher Henney	$249,875	(2)	$—	$—	$—	$—	$—

(1)	Pursuant to the terms of our RSU plan, in the event of the occurrence of a change of control, all unvested RSUs shall immediately vest and the holder of the RSUs shall be entitled to receive an amount in full settlement of a RSU covered by a Grant, which amount shall be either (a) one share for each RSU, or (b) upon the election by the RSU holder, a cash payment, provided that the RSU holder is continuously a member of our board of directors from the date of the RSU grant to the date of the change of control. If any shares of our stock are sold as part of the transaction constituting the change of control, the amount of the cash payment described above would be equal to the weighted average of the prices paid for the shares by the acquiror, provided that if any portion of the consideration paid for such shares by the acquiror is paid in property other than cash, our board of directors shall determine that fair market value of such property as of the date of the change of control for purposes of determining the amount of the cash payment. If no shares are sold as part of the transaction constituting the change of control, the amount of the cash payment shall equal the arithmetic average of the closing prices for the shares on the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, as applicable, for the five trading days immediately preceding the date of the change of control.

(2)	Based on closing stock price on December 30, 2011 of $7.58 and acceleration of 989 shares under RSU granted on December 10, 2007, 19,352 shares under RSU granted on March 11, 2009, 8,086 shares under RSU granted on June 3, 2010 and 4,538 shares under RSU granted on June 9, 2011.

Julia Eastland

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits	Equity Acceleration(4)	Salary(5)	Insurance Benefits
Julia Eastland	$310,175	$328,250	$—	$—	$246,188	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Ms. Eastland on December 31, 2011, assuming a stock price of $7.58 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 30, 2011.

(2)	The amount shown in this column is a lump sum payment equal to Ms. Eastland’s base salary for 2011 plus one year’s equivalent of her performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Ms. Eastland signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Ms. Eastland’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of her at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform her duties, which failure has continued for a period of at least 30 days after written notice by us.

(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Ms. Eastland is terminated without cause.

(5)	The amount shown in this column is a lump sum payment equal to nine months of Ms. Eastland’s base salary for 2011 plus nine month’s equivalent of her performance review bonus at target.

Gary Christianson

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits	Equity Acceleration(4)	Salary(5)	Insurance Benefits
Gary Christianson	$449,012	$382,387	$—	$—	$286,790	$15,511

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Mr. Christianson on December 31, 2011, assuming a stock price of $7.58 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 30, 2011.

(2)	The amount shown in this column is a lump sum payment equal to Mr. Christianson’s base salary for 2011 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Mr. Christianson signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Mr. Christianson’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of him at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.

(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Mr. Christianson is terminated without cause.

(5)	The amount shown in this column is a lump sum payment equal to nine months of Mr. Christianson’s base salary for 2011 plus nine month’s equivalent of his performance review bonus at target. If Mr. Christianson is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and any final regulations and official guidance promulgated thereunder, at the time of his separation from service, then, if required, the amounts shown in this column, which are otherwise due on or within the six-month period following the separation from service will accrue, to the extent required, during such six-month period and will become payable in a lump sum payment six months and one day following the date of separation from service.

Diana Hausman

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits	Equity Acceleration(4)	Salary(5)	Insurance Benefits
Diana Hausman	$303,800	$400,075	$—	$—	$200,037	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Hausman on December 31, 2011, assuming a stock price of $7.58 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 30, 2011.

(2)	The amount shown in this column is a lump sum payment equal to Dr. Hausman’s base salary for 2011 plus one year’s equivalent of her performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Hausman signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Dr. Hausman’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of her at our expense, d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform her duties, which failure has continued for a period of at least 30 days after written notice by us.

(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Dr. Hausman is terminated without cause.

(5)	The amount shown in this column is a lump sum payment equal to six months of Dr. Hausman’s base salary for 2011 plus six month’s equivalent of her performance review bonus at target.

Scott Peterson

	Change of Control
Name	Equity Acceleration(1)	Salary(2)	Insurance Benefits
Scott Peterson	$277,250	$260,000	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Peterson on December 31, 2011, assuming a stock price of $7.58 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 30, 2011.

(2)	The amount shown in this column is a lump sum payment equal to Dr. Peterson’s base salary for 2011 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Peterson signs a separation agreement.

Share Option Plan

Our board of directors adopted our share option plan on December 9, 1992 and our stockholders approved it on May 26, 1993. Our share option plan was amended and restated as of May 3, 2007, April 3, 2008, October 22, 2009, March 14, 2011 and December 1, 2011. Unless further amended by our stockholders, our share option plan will terminate on May 3, 2017. Our share option plan provides for the grant of nonstatutory stock options to selected employees, directors and persons or companies engaged to provide ongoing management or consulting services for us, or any entity controlled by us. The employees, directors and consultants who have been selected to participate in our share option plan are referred to below as “participants.”

Share Reserve

The total number of shares of common stock issuable pursuant to options granted under our share option plan shall, at any time, be 10% of our issued and outstanding shares of common stock. We had reserved a total of 4,361,310 shares of our common stock for issuance pursuant to our share option plan as of December 31, 2011. As of December 31, 2011, options to purchase 2,441,725 shares of our common stock were outstanding and 1,919,585 shares of our common stock were available for future grant under our share option plan.

Administration

The compensation committee of our board of directors administers our share option plan. Under our share option plan, the plan administrator has the power, subject to certain enumerated restrictions in our share option plan, to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price of the award, the number of shares subject to each award, the vesting schedule and exercisability of each award and the form of consideration payable upon exercise.

In addition, the compensation committee has delegated to the new employee option committee the authority to approve grants of stock options to newly hired employees who are not our chief executive officer, president, chief financial officer (or principal financial officer, if no person holds the office of chief financial officer), vice president or a Section 16 officer (as determined pursuant to the rules promulgated under the Securities Exchange Act of 1934). The new employee option committee is composed of our chief executive officer, our principal financial officer and our head of human resources. The new employee option committee meets during the last full week of each month and may only grant stock option awards. The stock options granted by the new employee option committee must have an exercise price equal to the closing sales price of our common stock as reported by The NASDAQ Global Market on the last trading day of the month in which such grants were approved. These grants must fall within a predetermined range approved by the compensation committee and may not deviate from the standard vesting terms (i.e., awards vest over a four year period, with 25% of the shares subject to an award vesting on the first anniversary of the optionee’s commencement of employment and the balance vesting in equal monthly increments for 36 months following the first anniversary of the commencement of employment).

Share Options

The exercise price of the shares subject to options granted under our share option plan shall be determined by our compensation committee or board of directors, but shall not be less than the fair market value of the shares. Generally, the exercise price will be the closing price of our common stock on the day of the option grant. Until April 3, 2008, for purposes of our share option plan, the fair market value meant the closing price of our common stock as reported by the Toronto Stock Exchange on the day preceding the day on which the option is granted. If no trade of shares of our common stock was reported on the Toronto Stock Exchange that day, then the fair market value was not less than the mean of the bid and ask quotations for our common stock on the Toronto Stock Exchange at the close of business on such preceding day. On April 3, 2008, our board of directors amended our option plan to provide that options granted pursuant to the plan be priced at the closing price of our shares of common stock on The NASDAQ Global Market on the day of the option grant. If the grant date would otherwise occur during a closed quarterly trading window under our insider trading policy, the compensation committee or board of directors will identify a future date as the grant date (which typically will be the first day the trading window opens after a closed quarterly trading window). Effective October 22, 2009, in connection with our voluntary delisting from the Toronto Stock Exchange, the share option plan was amended and restated to remove references to the Toronto Stock Exchange and to make certain other housekeeping changes necessitated by the voluntary delisting.

Termination of Service Provider Relationship

Upon the termination without cause of a participant’s employment or service with us (or any of our subsidiaries), other than a termination due to death or retirement (as such terms are defined in our share option plan), the participant’s option will continue to vest and may be exercised at any time up to and including, but not after, the date which is 180 days after the date of the termination or the date prior to the close of the business on the expiry date of the option, whichever is the earlier. If termination is for cause, the option will immediately terminate in its entirety. An option may never be exercised after the expiration of its term.

For our president or any of our vice presidents, in the event of a termination of the participant’s service or employment with us (or any of our subsidiaries) without cause, any option granted to the participant will continue to vest and may be exercised at any time up to and including, but not after, the date which is the second anniversary of the date of his or her termination or the date before the close of business on the expiry date of his or her option, whichever is the earlier.

In the event of the retirement, as such term is defined in our share option plan, of the participant while in the employment of us (or any of our subsidiaries), any option granted to the participant will continue to vest and may be exercised by the participant in accordance with the terms of the option at any time up to and including, but not after, the expiry date of the option.

In the event of the death of the participant (other than Dr. Kirkman) while in the employment or service of us (or any of our subsidiaries), the option will continue to vest and may be exercised by a legal representative of the participant at any time up to and including, but not after, the date which is 180 days after the date of the death of the optionee or before the close of business on the expiry date of the option, whichever is earlier.

In the event of the termination of service on account of disability of the participant (other than Dr. Kirkman) while in the employment or service of us (or any of our subsidiaries), the option will continue to vest and may be exercised by participant at any time up to and including, but not after, the date which is 180 days after the date of the disability of the participant or before the close of business on the expiry date of the option, whichever is earlier. In the event of Dr. Kirkman’s death or disability, options would continue to vest for 180 days, but would be exercisable at any time prior to the close of business on the expiry date of the option.

Effect of a Change in Control

Our share option plan provides that, if a change in control occurs, as such term is defined in our share option plan, including our merger with or into another corporation or the sale of all or substantially all of our assets, or if there is an offer to purchase, a solicitation of an offer to sell, or an acceptance of an offer to sell our shares of common stock made to all or substantially all of the holders of shares of common stock, a participant, who at the time of the change of control is an employee, director or service provider, shall have the right to immediately exercise his or her option as to all shares of common stock subject to such option, including as to those shares of common stock with respect to which such option cannot be exercised immediately prior to the occurrence of the change of control, and the participant shall have 90 days from the date of the change of control to exercise his or her option (unless the option expires prior to such date).

Transferability

Unless otherwise determined by the plan administrator, our share option plan generally does not allow for the sale or transfer of awards under our share option plan other than by will or the laws of descent and distribution, and awards may be exercised only during the lifetime of the participant and only by that participant or by the participant’s legal representative for up to 180 days following the participant’s death.

Additional Provisions

Our board of directors has the authority to amend (subject to stockholder approval in some circumstances) or discontinue our share option plan, so long as that action does not materially and adversely affect any option rights granted to a participant without the written consent of that participant.

During the period January 1 to December 31, 2011, options to purchase 426,250 shares of common stock were granted under our share option plan at a weighted average exercise price of $6.78 per share.

Restricted Share Unit Plan

Our board of directors adopted our RSU plan on May 18, 2005 and our stockholders approved it on May 18, 2005. Our RSU plan was amended and restated as of June 12, 2009 to add additional shares to the plan and again as of October 22, 2009 to remove references to the Toronto Stock Exchange and make certain other housekeeping changes necessitated by our voluntary delisting from the TSX. Our RSU plan provides for the grant of RSUs to non-employee members of our board of directors. Pursuant to an October 2011 amendment to the RSU plan, we are required to settle 25% of the shares of our common stock otherwise deliverable in connection with the vesting of any RSU and deliver to each non-employee director an amount in cash equal to the fair market value of the shares on the vesting date. The amendment is designed to facilitate satisfaction of the non-employee directors’ income tax obligation with respect to the vested RSUs. The directors who receive RSUs under our restricted share unit plan are referred to below as participants.

Share Reserve

We have reserved a total of 466,666 of our shares of common stock for issuance pursuant to our restricted share unit plan. As of December 31, 2011, grants covering 143,495 shares of our common stock were outstanding, 200,922 shares of our common stock were available for future grant under our restricted share unit plan and 122,249 shares had been issued upon conversion of RSUs.

Administration

The corporate governance and nominating committee of our board of directors administers our restricted share unit plan. Under our restricted share unit plan, the plan administrator has the power, subject to certain enumerated restrictions in our restricted share unit plan, to determine the terms of the grants, including the directors who will receive grants, the grant period (as such term is defined in our restricted share unit plan) of any awards, and any applicable vesting terms in order for the restricted share units to be issued, and such other terms and conditions as the board of directors deems appropriate.

Each grant of restricted share units will be evidenced by a written notice, which we call the notice of grant, with such notice, in connection with our restricted share unit plan, governing the terms and conditions of the grant. Each notice of grant will state the number of restricted share units granted to the participant and state that each restricted share unit, subject to and in accordance with the terms of our restricted share unit plan, will entitle the participant to receive one share of our common stock in settlement of a restricted share unit granted pursuant to our restricted share unit plan.

Right to Restricted Share Units in the event of Death, Disability, Retirement, or Resignation

In the event of the death or disability of a participant while a director of us, and with respect to each grant of restricted share units for which the grant period has not ended and for which the restricted share units have not been otherwise issued prior to the date of death, all unvested restricted share units will immediately vest and the shares of our common stock subject to such restricted share units will be issued by the later of the end of the calendar year of the date of death, or by the 15th day of the third calendar month following the participant’s date of death.

In the event the participant’s service as a director terminates for any reason other than death or disability, and provided such participant is not a specified employee (as such term is defined in our restricted share unit plan) on the date of his or termination, with respect to the restricted share units as to which the release date (as such term is defined in our restricted share unit plan) has not occurred, and for which shares of our common stock have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be issued by the later of the end of the calendar year of the date of termination or by the 15th day of the third calendar month following the date of the termination. If the participant is a specified employee on the date of his or her termination, and if such termination is for any reason other than death, with respect to the restricted share units as to which the release date has not occurred, and for which shares of our common stock have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be delivered by the 30th day of the date following the date which is six months following the participant’s date of termination.

Effect of a Change in Control

In the event of a change in control (as such term is defined in our restricted share unit plan), with respect to all grants of restricted share units that are outstanding as of the date of such change in control, all unvested restricted share units will immediately vest and each participant who has received any such grants will be entitled to receive, on the date that is ten business days following the change in control date, an amount in full settlement of each restricted share unit covered by the grant. Such amount will be either one share of our common stock for each restricted share unit, or if so specified in a written election by the participant, a cash payment equal to the special value (as such term is defined in our restricted share unit plan) for each covered restricted share unit.

Transferability

The rights or interests of a participant under our restricted share unit plan will not be assignable or transferable, other than by will or the laws governing the devolution of property in the event of death and such rights or interests will not be encumbered.

Additional Provisions

Our board of directors has the authority to amend (subject to stockholder approval in some circumstances), suspend or terminate our restricted share unit plan in whole or in part from time to time.

Risk Analysis of Compensation Plans

The mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

The compensation committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking; and

•	several categories of goals generally apply, so that if any particular goal is not achieved, then a disproportionate amount of total compensation is not forfeited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the arrangements described below, we have also entered into the arrangements which are described where required under the heading titled “Executive Compensation — Employment Agreements and Offer Letters” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” above.

Approval of Related Party Transactions

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where the company was, is or will be involved and in which a related party had, has or will have a direct or indirect material interest. Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to (i) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000, (ii) transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction, (iii) transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction, and (iv) transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis. No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to (i) the benefits and perceived benefits to the company, (ii) the materiality and character of the related party’s direct and indirect interest, (iii) the availability of other sources for comparable products or services, (iv) the terms of the transaction, and (v) the terms available to unrelated third parties under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of the company and our stockholders. We have determined that there were no new related party transactions to disclose in 2011.

Indebtedness of Directors and Officers

None of our or any of our subsidiaries’ current or former directors or executive officers is indebted to us or any our subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us, or any of our subsidiaries. In 2011, one non-executive employee was indebted to us for approximately $127,000 (excluding accrued and unpaid interest). As of December 31, 2010, an allowance for the remaining balance on the loan was recorded. During 2011, we wrote off the notes receivable balance of $153,720. For more information, see “Note 4 — Notes Receivable, Employees” of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

None of our directors, executive officers, or associates of any of them, is, or, at any time since the beginning of the most recently completed financial year has been, indebted to us or any of our subsidiaries, to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us or any of our subsidiaries, or pursuant to any stock purchase program or any other program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission and NASDAQ. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2011, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote by either (i) using the toll-free telephone number shown on your proxy card, (ii) casting your vote electronically at the web site listed on your proxy card, or (iii) execute and return, at your earliest convenience, the accompanying proxy card in the postage-prepaid envelope enclosed. For specific instructions, please refer to the information provided with your proxy card.

By Order of the Board of Directors,

/s/ Julia M. Eastland
Julia M. Eastland Chief Financial Officer, Vice President of Corporate Development and Secretary

Seattle, Washington

April 25, 2012

Oncothyreon Inc.

IMPORTANT ANNUAL MEETING INFORMATION     000004

ENDORSEMENT LINE                     SACKPACK

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

C123456789
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Standard Time, on June 6, 2012.

Vote by Internet

•	Go to www.envisionreports.com/ONTY
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE 98683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card                     1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors Nominees:	01 -Christopher S. Henney	02 - W. Vickery Stoughton

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent the fiscal year ended December 31, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if
you plan to attend the
Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) —Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement Annual Report is/are available at www.envisionreports.com/ONTY.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ONCOTHYREON INC.

Annual Meeting of Shareholders

JUNE 7, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned shareholder of Oncothyreon Inc. (“Oncothyreon”) hereby nominates, constitutes and appoints Dr. Robert L. Kirkman and Ms. Julia Eastland, and each of them, jointly and severally, as true and lawful agents and proxies, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Oncothyreon standing in my name on its books on April 12, 2012 at the Annual Meeting of Stockholders to be held at the Hotel Andra, 2000 Fourth Avenue, Seattle Washington 98121, on June 7, 2012 at 9:00 a.m., local time, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as specified on the reverse.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “for” the proposals set forth within.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted according to the discretion of the named proxies.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE